MANAGEMENT DISCUSSION SECTION

Operator:  Greetings and welcome to the Winthrop Realty Trust Third Quarter 2009 Earnings Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Ms. Beverly Bergman, Vice President and Director of Investor Relations for Winthrop Realty Trust. Thank you. Ms. Bergman, you may now begin.

Beverly Bergman, Vice President and Director of Investor Relations

Thank you, Jackie . Good afternoon everyone and welcome to the Winthrop Realty Trust conference call to discuss our third quarter 2009 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

A press release was issued this morning November 5 and will be furnished on the Form 8-K with the SEC. These documents are available on Winthrop’s website at www.winthropreit.com in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can access in the site’s News and Events section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Winthrop believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Winthrop can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time-to-time in Winthrop’s filings with the SEC. Winthrop does not undertake the duty to update any forward-looking statements.

Please note that in the press release Winthrop has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. This can be found in the FFO table of the press release.

I’d now like to turn the call over to Michael Ashner for his opening remarks.

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Beverly. Good afternoon, everyone, and thank you for joining us on our conference call. Today, we announced our financial results for the third quarter. By now, you should have all had an opportunity to review our earnings press release.

First, I would like to reiterate our view of the current state of the real estate investment environment by again emphasizing that we expect it’ll be characterized by continuing deteriorating operating fundamentals, the general absence of debt and equity liquidity on a relative basis, and higher capitalization rates all of which should contribute to an ongoing decline in value through the mid-term. We believe these conditions will prevail across all real estate asset classes and all geographic regions without exception and should not abate for some time even after stabilization and improvement occurs in the macroeconomic – macroeconomy as a whole. Consistent with this view is our belief that in this market a diversified and opportunistic approach to investing will yield the best risk-adjusted returns for the real estate investor.

The ability to invest across a spectrum of asset classes, geographic regions and formats allows the diversified investor to avoid the downside inherent in any specific asset class to take selective advantage of the different opportunities this environment will provide. Our only limitations on investment would be those which are self-imposed restrictions that we’ve described in the past.

This leads to my next point, a way to think about our company’s earnings particularly those traditionally regarded as non-recurring, for example, our unrealized and realized gains and securities. While we agree that these earnings are neither as steady nor as predictable as the cash flow generated from building ownership, we would suggest that in the context of our stated style of investing, which actively seeks these gains combines with a track record of their realization and appropriate valuation of the company should not treat these returns as aberration of profits as one might in the context of a REIT dedicated to investing in one asset class.

To the dividend. As you read in our press release, the board of trustees has elected to reduce the company’s dividend to $0.1625 per common share per quarter, or $0.65 per common share annually. This reduction is a direct result of the anticipated 30% increase in the company’s share count expected from the rights offering, which will increase uninvested cash on hand from $35 million to $80 million. The reconsideration of the quarterly dividend will be made by our board as the company invests this cash. We intend to maintain our policy of dividending only our predictable cash flow on a quarterly basis, supplemented with a year-end special dividend when warranted. We will not maintain a dividend not generated from profits simply for the sake of appearance.

As mentioned, the company presently has $35 million of uninvested cash together with approximately $62 million of real estate securities, which when added to the $45 million of proceeds from the rights offering and the company’s $35 million line of credit should provide it with approximately $175 million of investable cash in the near term.

We are hopeful of structuring one or more programmatic ventures with institutional partners in the near term, which would further expand the utility of our capital without burdening the company with leverage. We are all well aware, however, of the responsibility to protect our capital particularly in stressed market conditions such as these and intend to invest with great caution and deliberation. With opportunity obviously comes great risk. We believe the company has addressed those challenges that can be reasonably anticipated with respect to its existing portfolio in the near-term, both from the perspective of financial reporting and asset management.

Further, we continue to maintain the company’s one of the strongest REIT balance sheet and that as demonstrated in part by our earnings this quarter, we are moving forward decisively.

With that, I will now turn the call over to our Chief Financial Officer, Tom Staples to review Winthrop’s financial results. Tom?

Thomas Staples, Chief Financial Officer

Thank you, Michael. Good afternoon everyone. I will be providing an overview of Winthrop’s financial results as well as a review of our business segments operating results. Please note that our per share amounts are on a fully diluted basis unless otherwise stated and reflect the November 2008 one-for-five reverse stock split.

For the quarter ended September 30, 2009, the company reported net income of $15.2 million or $0.90 per common share compared with net income of $2.2 million or $0.14 per common share for the quarter ended September 30, 2008. The increase in income for the quarter ended September 30, 2009 was primarily the result of a $12.6 million unrealized gains on our REIT securities carried at fair value, $1.5 million received in interest and dividends from our REIT securities and $676,000 realized gain on sale of certain REIT securities.

For the nine months ended September 30, 2009, the net loss was $78.5 million or $4.96 per common share, compared with a net loss of $15.5 million or $1.06 per common share for the nine months ended September 30, 2008.

The increase in the loss for the nine months ended September 30, 2009 was primarily the result of a $98.7 million loss from our equity investments in the Lex-Win Concord, which represents an increase of $84.7 million over the loss allocated to Winthrop for the nine months ended September 30, 2008.

The loss from Lex-Win Concord represents our $67 million allocable share of the operating loss. In addition, we reported $31.7 million other than temporary impairment loss in 2009 to reduce our equity investments in Lex-Win Concord to zero. These losses were partially offset by realized and unrealized gains on our equity securities of $3.3 million and $14 million respectively as well as the extinguishment of debt gains of $5.7 million from the acquisition of our Series B-1 shares at a discount for the nine months ended September 30, 2009.

Total FFO for the third quarter 2009 was $19.9 million or $1.14 per common share, compared with FFO of $5.3 million or $0.34 per common share for the third quarter of 2008.

FFO for the nine months ended September 30, 2009 was a negative $68.4 million or a loss of $4.32 per common share, as compared with an FFO loss of $6.5 million or $0.44 per common share for the nine months ended September 30, 2008.

Excluding items that affect comparability, FFO for the third quarter of 2009 would have been $6.2 million or $0.35 per common share, as compared to FFO of $6.3 million or $0.40 per common share for the third quarter of 2008.

Similarly, excluding the items that affect comparability, FFO for the nine months ended September 30, 2009 would have been $20.2 million or $1.15 per common share, as compared to $23.5 million or $1.26 per common share for the nine months ended September 30, 2008.

I will now discuss our operating results by business segment. With respect to Winthrop’s Operating Properties business segment, net operating income was approximately $7.5 million for the three months ended September 30, 2009, compared with approximately $7.7 million for the three months ended September 30, 2008.

Rents and reimbursements from our consolidated properties decreased by $231,000 due primarily to a $340,000 decrease in rental income from our Plantation, Florida property as a result of the restructuring and 10 year extension of the BellSouth net lease agreement. A decrease of $253,000 at the Jacksonville, Florida property due to the loss of two tenants who occupied approximately 80% of the property and a $150,000 decrease due to an approximate 9% decrease in occupancy at one of our Lisle, Illinois, properties.

These decreases were partially offset by increases of $151,000 and $307,000 in rental income at our Ontario and River City properties respectively, due to increases in occupancy for the three months ended September 30, 2009.

Operating expenses increased by $310,000 due primarily to increased costs of $197,000 at our River City property as a result of its increased occupancy and $113,000 increase in legal and professional fees related to tenant resolution of these fees.

Our Operating Properties business segment also includes our equity investments in the Sealy properties in this quarter, 12 Marc Realty properties as a result of our restructuring of our agreement with Marc Realty as previously disclosed in the second quarter of 2009.

Losses from the Sealy portfolio decreased by $170,000 for the three months ended September 30, 2009 compared to the three months ended September 30, 2008 primarily as a result of savings and operating expenses in real estate taxes. We received $321,000 in cash distribution from our Sealy equity investments during the quarter ended September 30, 2009. Our Marc Realty portfolio generated net income of $122,000 during the quarter ended September 30, 2009 representing our 50% share of operations from our 12 Marc Realty equity investments.

We received $110,000 of cash distributions from the Marc investment during the three months ended September 30, 2009.

With respect to Winthrop’s Loan Assets and Loan Securities business segment, net operating income was $1.6 million for the three months ended September 30 2009 compared with net operating income of $4.4 million for the three months ended September 30, 2008. This decrease in operating income was primarily due to $2.4 million decrease in earnings from Lex-Win Concord and $1 million decrease in equity earnings from our preferred equity investment in Marc Reality primarily due to the restructuring of the investment mentioned earlier, which resulted in the majority of this investment subsequently being classified in the operating properties business segment. These decreases were partially offset by a $698,000 increase in interest income due primarily to the interest recognized on two loan assets acquired in June of 2009.

With respect to our REIT securities business segment, net operating income was $14.7 million for the three months ended September 30, 2009 compared with net operating income of approximately $37,000 for the prior year period. As previously mentioned, the increase in net operating income was a result of the $12.6 million unrealized gains on the securities carried at fair market value, as a result of the strong performance in the REIT securities sector during the quarter, a $676,000 realized gain on the sale of REIT securities and a $1.4 million increase in interest and dividend income received from our REIT securities investment portfolio as a result of the increased investment in REIT securities during 2009.

At September 30, 2009 Winthrop held REIT Securities with an aggregate fair value of $61.7 million, compared with $36.7 million at December 31, 2008. At September 30, 2009, Winthrop had cash and cash equivalents of $35.1 million compared to a balance of $59.2 million at December 31, 2008. The decrease in cash and cash equivalents was a result of cash used in financing activities of approximately $25 million consisting primarily of dividend payments to the common shareholders of $13.8 million and paydowns on our mortgage loans and notes payable of $14.1 million.

Investing activity used cash of $13 million primarily for acquiring REIT securities and the issuance and acquisition of loans receivables. These declines in cash and cash equivalents were partially offset by cash flow generated by our operating activities of approximately $13.9 million.

Lastly, concerning dividends, Winthrop paid a regular quarterly cash dividend of $0.25 per common share for the third quarter of 2009, which was paid on October 15, 2009. Winthrop has declared a $0.1625 per common share cash dividend for the fourth quarter of 2009, which will be paid on January 15, 2010 to the holders of record on December 31, 2009.

Now I’ll turn the call over to Carolyn Tiffany. Carolyn?

Carolyn Tiffany, President

Thanks Tom. Good afternoon. Last quarter we addressed the issue faced in the less productive assets in the Marc Realty portfolio and as Tom mentioned, we restructured this investment with a view towards improving our position. As you know as part of the restructuring, we exchanged our interest in several Chicago suburban properties which require longer term investment hold and riskier potential return for an increased overall interest in downtown Chicago properties, which we believe offers a superior risk-adjusted return.

The portfolio’s occupancy now comprised of 2.2 million square feet was 85% as of September 30, 2009 compared to 87% at September 30, 2008. While the restructuring required us to take charges against earnings and reduced our current value, we continue to believe that we will more than recover these amounts through the increased equity and the downtown properties and will ultimately receive proceeds in excess of our carrying value.

You will note that beginning this quarter in our 10-Q we include condensed income statements and balance sheets for our equity investment in the Marc properties and the Sealy properties. We continue to seek ways in which we can provide more transparency to our investors and believe this additional information will be meaningful.

Winthrop’s three Sealy venture properties comprising a total of about 2.1 million rentable square feet had a blended occupancy rate of 84% at September 30, 2009, compared with 87% at September 30, 2008. The decrease in occupancy for the comparable periods is mainly attributable to the soft Atlanta market in which the majority of the Sealy space is located. We continue to closely monitor the performance of these assets.

Winthrop’s consolidated portfolio of approximately 4.3 million square feet had a blended occupancy rate of 85% at September 30, 2009 compared to 96% at September 30, 2008. The decline in occupancy is primarily the result of the loss of two tenants as Tom mentioned at leased an aggregate of approximately 460,000 square feet, 80% of the Jacksonville, Florida property space. We are currently in negotiations with the new tenants for this vacant space and hope to have a lease in place by year-end.

The average occupancy rate for the nine months ended September 30, 2009 was 93%. Our consolidated portfolio consists largely of net leased properties notably the portfolio of net leased properties acquired from Finova in 2004.

As we discussed in the last call, the 1 million square foot Churchill, Pennsylvania property is subject to a lease with Viacom, which is scheduled to mature in December 2010. We have advised Viacom that given the current poor physical condition of the property, should they elect to vacate, we will seek to recover the costs necessary to bring the property to conditions required under its lease. Viacom is not required to provide notice of renewal until December of this year.

Overall our multi-tenanted properties’ operations while not immune to market conditions are fairing relatively well and are stabilized with no major lease rollovers in the near term.

Turning to Concord, while we wrote down our investment in the joint venture debt platform to zero during the second quarter for financial statement purposes, as we’ve discussed, we together with our partners, continue to manage our investment in Concord and work with its lenders to seek any potential equity recovery. During the third quarter, we received a distribution and recorded income of 500,000 from Concord representing our share of asset management fee income.

With respect to our debt exposure, inclusive of extension rights, none of our loans are scheduled to mature in 2009. For the fourth quarter 2009, there is approximately $1.9 million of scheduled principal payments on mortgage loans. After giving effect to extension rights, approximately $15.8 million is scheduled to be paid down on mature in 2010 and $207.8 million is scheduled to be paid down on mature in 2011 or later.

As Michael discussed, we commenced the rights offering for holders of record on October 22 of our common shares and preferred shares, enabling them to acquire an additional approximately 4.9 million common shares at a price of $9.05 per share. We expect the offerings to be fully subscribed resulting in net proceeds to the company of approximately $45 million. The offer expires November 19, 2009.

Separately, in a private transaction, holders of the Series B-1 Preferred Shares elected to convert 544,000 Series B-1 Preferred Shares into an equivalent number of our newly issued Series C Preferred Shares. Although the Series C preferred shares have substantially the same rights as the Series B-1 Preferred Shares including dividend rate, liquidation preference and mandatory redemption date, they’re junior in right of payment to the Series B-1 Preferred Shares and permit Winthrop to issue additional preferred shares, which are on par with the Series C Preferred Shares subject to certain limitations without the consent of the holders of the Series C Preferred Shares.

Winthrop is not permitted to issue additional Preferred Shares, which are on par with the Series B-1 shares. In exchange to the initial conversion price of the Series C Preferred Shares is $14, (1.786 common shares per Series C share), which is a reduction from the $22.50 conversion price, (1.111 common shares) on the Series B-1 Preferred Shares. We believe that in a market such as this it is important for the company to be able to avail itself of all capital resources.

With that, let’s open it up to questions. Operator?

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] Thank you. Our first question is coming from David Fick of Stifel Nicolaus.

<Q – David Fick>: Good afternoon. Carolyn, I guess, given that you’ve written down the value of Concord fully to zero, there only – the only further earnings impact would be any upside recovery or fees that you’re about to recognize, but there’s no more allocable losses below zero, right, since there is no recourse to you?

<A – Carolyn Tiffany>: That’s correct; that’s correct. But there are suspended losses, because we won’t write it down below zero. There may in fact to be earnings that are allocated to us, if Concord were to have earnings that we would not recognize, but at this point the – any cash that we receive will be recognized as earnings.

<Q – David Fick>: Okay. Secondly, the rights offering – I like rights offerings theoretically, I am just wondering given that you’ve got 105 million of existing liquidity, what’s the intent there?

<A – Michael Ashner>: Well, I think the need is to – for the rights offering is to establish a strong enough war chest that we can make a pool of diversified investments some, which might be smaller – some which would be larger. But, I do not believe that the amount of capital, while the amount of capital on balance sheet is significant. I don’t believe it’s unlimited, I believe the opportunities out there currently exceed even the $170 million of capital that we’ll have after the rights offering.

<Q – David Fick>: Okay. Just following on that and I know you don’t talk about deals until they’re consummated. But...

<A – Michael Ashner>: Because my mother told me not to.

<Q – David Fick>: Conceptually, you haven’t done a whole lot, obviously it’s been a unsettled period what – do you think you have things in hand – if you’re going to – you’re talking about the next 90, 180 days or is [audio skip] just a concept at this point that things have to be cheap enough that I’m going to find opportunity?

<A – Michael Ashner>: Well, I think there is couple of answers. First of all, we created over the last 90 to 120 days an infrastructure for how we’re approaching the opportunities in the market. We don’t want to do it in an undisciplined manner. We don’t want to wait for people to call us. We have certain programs out in which source for us – investments that’s -- that took awhile to set out. Separately, we – I want to get a better sense of pricing in the market, we were -- bid in the escrows very wide during the first quarter; it’s narrowed a bit now. I don’t want to go out and price opportunities and then look back and say that I overpaid by 20%. And there is no way to do that unless you continually test the market, which is to some extent what we were doing for the last six months and that’s an ongoing process.

Third, we had been moving forward and hopefully we’ll consummate more than one programmatic venture in which we will invest – through which we will be investing capital and as to which I indicated upfront allows us to expand the utility of our capital. So we’ve been doing a lot of things right now, but we are doing them in the sense that -- in the context of the best result in the future with respect to the opportunities we see at hand.

<Q – David Fick>: And Michael, do you see those coming down on the side of direct real estate investment or in entity – I know you are willing to go almost anywhere.

<A – Michael Ashner>: I will -- I mean that’s a good question. I think as a general rule the debt today is the equity. Debt is equity, I mean when you did something, if you are looking at it, it may sound like equity, the format may be equity, but I am sorry; it may sound like debt, it may – format may be debt, but it’s really equity.

Having said that, there are one or two equity investors that we are looking at even in this market, on the other hand or to add supplement that, the extent that we’re involved in recapitalizations of the existing assets arguably since we are restructuring debt, one could say that it’s a debt investment, but from our standpoint it’s an equity investment. I really think the overarching principle is that anything you are doing is really – whether you characterize it as debt or equity, is equity investing, but perhaps at a – but a senior level in the capital stack, which makes it look like you’re doing debt investing.

<Q – David Fick>: Okay. Just exploring a little bit further the rationale for converting the B-1s into Cs, did you – what did you gain there, did they give up their put rights – was your – what was...

<A – Michael Ashner>: The gain was greater flexibility with our capital structure. It was our view and we’re advised that it would have been very difficult if we wanted to at some later date issue preferred stock to do so with 35 or $36 million of senior preferreds out there. And so the idea behind it was to create a new class of preferred, which allows us to issue preferred pari passu with that, which is what we did.

<Q – David Fick>: Okay. And then my last question relates to the Florida vacancy under negotiation. I actually have two questions, tenant-specific questions. Can you talk to us about the parameters on that old rent to new rent, should you execute the transaction where it’s currently under conversation?

<A – Carolyn Tiffany>: Well, it’s still in negotiations, I don’t really want to comment on the rent, it would be for all of the space that’s currently vacant at that property. It would be premature to comment beyond that.

<Q – David Fick>: Okay. And then I know you probably have the same kind of sensitivity around Viacom. Has there been any response from your letter so far?

<A – Carolyn Tiffany>: No.

<Q – David Fick>: Okay. Thank you.

Operator:  Thank you. [Operator Instructions] Thank you. Our next question is coming from Raymond Hal of Comprehensive Financial.

<Q>: Good afternoon. Could you touch on – is there been any discussions with Kroger yet about those leases?

<A – Michael Ashner>: Yes, we have some -- we have engaged Kroger. Do you want to give more detail, Carolyn?

<A – Carolyn Tiffany>: They have not actually given us their final notice yet. They are exercising a purchase option on one of the stores. It’s still in discussion, but we don’t think that there will be a material change to our financial statements either way, the way those negotiations work out.

<Q>: And those are individual leases, correct, not --

<A – Carolyn Tiffany>: Excuse me?

<Q>: Those are individual leases --

<A – Carolyn Tiffany>: They’re individual leases. We expect it on some of them they’ll renew; on some they won’t renew and on some they’ll try to purchase.

<Q>: Okay. And what about – have I lost track of this, South Burlington property is that, didn’t that lease come up in December?

<A – Carolyn Tiffany>: Yeah. There are actually a couple of leases that relates to Verizon, two properties, one in Andover, Massachusetts, and one in Burlington.

<Q>: Right.

<A – Carolyn Tiffany>: We are currently in negotiations on the Burlington property with the subtenant at that property. And we are marketing the Andover property both for lease and for sale.

<Q>: Okay.

<A – Carolyn Tiffany>: At this time both of those properties are actually carried on our books for less then the debt.

<Q>: Right. I may have misread this, but I thought in the prospectus for the rights offering. It looked to me that you’ve looked at the dividend I think you said you thought the maximum dividend cut would be $0.06. Can you provide a little color on the greater dividend cut?

<A – Carolyn Tiffany>: Well I think what we like to do is, we look at what we know – we’re comfortable with where the recurring cash flow is. We looked at where we are today in terms of, we don’t have tenant yet in on the Winn-Dixie property or the Andover property. And we have said historically, we like to track our cash flow. And as Michael said, in December when we know our actual cash flow, we will – we’ll look at a special dividends, if it’s warranted.

<A – Michael Ashner>: But the basis the – the bulk of the dividend cut just reflect the fact that we’re increasing the share count by close to 20% and we have all of this cash in our balance sheet, which is earning net cash of 45 million would be earning for a period of time 30, 35 basis points and we have another 35 million already in our balance sheet, which is earning 30, 35 basis points. As that cash is invested accretively we’ll of course reconsider our dividend but otherwise...

<Q>: What about the fixed income security here and my guess is those are probably getting pretty close to par is that?

<A – Michael Ashner>: Well let’s see you can split them in to two groups the bonds are getting very close to par and the preferreds which are still high yielding and are not yet close to par. As we invest our capital we’ll first of course invest cash, which is in Treasury that’s our lowest yielding asset and then we’ll sell the bonds because they – their coupons are lowest coupon and then from there we’ll sell via prefers and invest that cash.

<Q>: And lastly how much cash flow did you receive from Marc Reality portfolio this quarter I thought Tom said that but.

<A – Thomas Staples>: It was a 100 – maybe that was $110,000 we received in distributions.

<Q>: And help me out because I know that’s been restructured but is that still I guess in the form of a mezzanine – most of the mezzanine loans. I mean are those how exactly did the cash flow work on that venture?

<A – Carolyn Tiffany>: Yes. Technically they are mezzanine loans but it’s really treated now as equity. We only get paid our mezzanine loan interest after the cash flow from the properties, after TI, after CapEx and only if then there is cash flow available to pay not just us but also the Marc Reality partners.

<Q>: Okay.

<A – Carolyn Tiffany>: An equal amount.

<Q>: Okay.

<A – Carolyn Tiffany>: So I would also say that for the quarter that amount, the restructuring happened at the beginning of the quarter so there’s been a bit of a transition period, I don’t – I would not use that as necessarily being representative of the quarterly amount we expect to get, but that is what we received this quarter.

<Q>: Okay. Thank you.

Operator:  [Operator Instructions] Thank you. Our next question is coming from Brian Bradford, private investor.

<Q>: Hi there. I was wondering if you could comment a little bit about stuff in the last 10-Q. I was particularly curious about your -- the assets you purchased from Concord, whether those are going to continue, whether you think you’re going to buy up more assets from them. And also if you could additionally just comment on the lawsuits going on with that entity.

<A – Michael Ashner>: Well, that’s the two-part question. The extent that Concord -- the extent that assets can be acquired from Concord at fair prices, we will be a bidder; that’s clear. And we’ve done it in the past and will continue to do so in the future. I said that though in the context that of course the agreements provide and even if they didn’t provide, it will be our view that we welcome the participation of Lexington and Inland in any purchase of assets from Concord.

But to the extent those assets are available and can be bought at a price which is – which achieves our returns, we will be a bidder for those assets.

Separately, I assume the lawsuit you are discussing is the lawsuit with Inland, and there are ongoing discussions between the parties and hopefully there will be a resolution of it, but only time can tell.

<Q>: Thank you.

Operator:  Thank you. [Operator Instructions] Thank you. There are no further questions. I would like to hand the floor back over to management for any closing comments.

Michael L. Ashner, Chairman and Chief Executive Officer

Yeah; got some. Again, we thank you all for joining us this afternoon. As I mentioned earlier we believe that our balance and liquidity position allows Winthrop to take advantage of dislocation of the market and to make more favorable risk adjusted investment than it’s been able to make in the past.

As always, we appreciate your continuous support and we welcome your input and questions concerning the company and its business. If you would like to receive additional information about us, please contact Beverly and our offices. You can also find additional information about us on our website at www.winthropreit.com. In addition please feel free to contact myself or any other member of management with any questions you may have at your convenience. Thank you all and have a good afternoon.

Operator:  This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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